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                                                                    EXHIBIT 11.1

                            ARV ASSISTED LIVING, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                                                         YEAR ENDED MARCH 31,
                                               ---------------------------------------
                                                1996            1995            1994
                                               -------         -------         -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net loss                                       $  (965)        $(2,999)        $(1,653)
Preferred dividends declared                       351             398              40
                                               -------         -------         -------
Net loss for primary earnings per share        $(1,316)        $(3,397)        $(1,693)
                                               =======         =======         =======

Weighted average shares outstanding              6,246           4,903           5,113
                                               =======         =======         =======

Net loss per common share                      $  (.21)        $  (.69)        $  (.34)
                                               =======         =======         =======

Since common stock equivalents were anti-dilutive in each of the periods presented, primary earnings per share are also used for fully diluted earnings per share.